As filed with the U.S. Securities and Exchange Commission on November 15, 2013

Registration Statement No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYSCO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	74-1648137
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1390 Enclave Parkway

Houston, Texas 77077-2099

(Address, including zip code, of Principal Executive Offices)

Sysco Corporation 2013 Long-Term Incentive Plan

(Full title of the plan)

Russell T. Libby

Senior Vice President, General Counsel and Corporate Secretary

1390 Enclave Parkway

Houston, Texas 77077-2099

(281) 584-1390

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

B. Joseph Alley, Jr., Esq.

Arnall Golden Gregory LLP

171 17th Street, NW

Suite 2100

Atlanta, Georgia 30363-1031

(404) 873-8500

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $1.00 par value
New Shares (3)	45,000,000 shares	$32.97	$1,483,650,000	$191,094.12
Carryover Shares (4)	10,600,000 shares	$32.97	$349,482,000	$45,013.28
Total	55,600,000 shares	$32.97	$1,833,132,000	$236,107.40

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the plan described herein as the result of any future stock split, stock dividend or similar adjustment of Registrant’s outstanding Common Stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low price of the Registrant’s Common Stock on November 8, 2013 as reported on the New York Stock Exchange.
(3)	The New Shares are shares of common stock of the Registrant that are newly available for issuance pursuant to the Sysco Corporation 2013 Long-Term Incentive Plan (the “Plan”).
(4)	The Carryover Shares are shares of common stock that were previously registered for offer and sale under the Sysco Corporation 2007 Stock Incentive Plan (the “2007 Plan”) pursuant to the registration statement on Form S-8 (File No. 333-163188) and were available for issuance, but not subject to outstanding awards, under the 2007 Plan as of November 15, 2013. As of the effective date of the Plan, the Carryover Shares are now available for issuance under the Plan pursuant to Section 1.1 of the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents are incorporated by reference in the Registration Statement:

(a)	Sysco’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013;

(b)	Sysco’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2013;

(c)	Sysco’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on September 30, 2013 and October 24, 2013;

(d)	The description of Sysco’s common stock contained in Sysco’s registration statement on Form 8-A filed under Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description, including Sysco’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2000 and the description of Sysco’s common stock contained in Sysco’s registration statement on Form S-3 filed with the Securities and Exchange Commission on February 17, 2012, and any amendment or report filed for the purpose of updating such description.

(e)	All documents subsequently filed by Sysco pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which is, or is deemed to be, incorporated by reference, herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the common stock covered by this Registration Statement are being passed upon for Sysco by Arnall Golden Gregory LLP, Atlanta, Georgia. Jonathan Golden, the sole stockholder of Jonathan Golden P.C. (a partner of Arnall Golden Gregory LLP), is a director of Sysco. As of November 12, 2013, attorneys with Arnall Golden Gregory LLP involved in the preparation of this Registration Statement beneficially owned an aggregate of approximately 1,659 shares of Sysco’s common stock.

Item 6. Indemnification of Directors and Officers.

Charter and Bylaws. Sysco’s Certificate of Incorporation and Bylaws provide for indemnification of Sysco’s directors and officers against all expense, liability and loss reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director or officer of the Registrant, to the fullest extent permitted by Delaware General Corporation Law (except that, generally, indemnification is not available for proceedings brought by the director or officer). This indemnification extends also to directors or officers who serve as agents for any entity at Sysco’s request, including, for example, persons who serve as agents for Sysco’s employee benefit plans. In addition, Sysco’s Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breaches of fiduciary duty. Sysco may also advance expenses incurred by a director or officer in defending a proceeding before the final disposition of the proceeding so long as the officer or director undertakes to repay the advanced amounts in the event it is ultimately determined that he or she is not entitled to be indemnified. Sysco may only advance expenses incurred by a director or officer in his or her capacity as a director or officer and not in any other capacity, such as service to an employee benefit plan. Sysco’s Bylaws provide that rights to indemnification and advancement of expenses are deemed to have fully vested at the time the indemnitee assumes his or her position with Sysco.

Delaware Law. Delaware General Corporation Law currently requires Sysco to indemnify a director or officer for all expenses incurred by him or her (including attorney’s fees) when he or she is successful (on the merits or otherwise) in defense of any proceeding brought by reason of the fact that he or she is or was a director or officer of Sysco. In addition, with respect to all proceedings other than proceedings by or in the right of the corporation, Delaware law allows Sysco to indemnify a director or officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, even if the director or officer is not successful on the merits, if he or she:

•	acted in good faith;

•	acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•	in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Sysco may indemnify directors and officers with respect to proceedings brought by or in the right of the corporation to the same extent as with respect to other proceedings, except that if the director or officer is held liable to Sysco in the proceeding, then Sysco may not indemnify the director or officer unless a court determines that even though he or she was held liable to Sysco, the officer or director is nonetheless fairly and reasonably entitled to indemnification.

Except for indemnification mandated by law or ordered by a court, Sysco may not indemnify an agent without a formal determination that the required criteria have been met. In the case of officers and directors, the determination must be made by a majority of the disinterested directors (or a committee appointed by them), independent legal counsel in a written opinion, or the stockholders.

Sysco may advance expenses incurred by a current officer or director in defending a proceeding before the final disposition of the proceeding, if the officer or director undertakes to repay the advanced amounts in the event it is ultimately determined that he or she is not entitled to be indemnified. Sysco may advance expenses to other agents upon whatever terms and conditions it deems appropriate.

Plan Provisions. Certain of Sysco’s employee benefit plans provide indemnification of directors and other agents against certain claims arising from administration of such plans.

D&O Insurance. Sysco maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors and officers of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit

4.1	Restated Certificate of Incorporation dated April 29, 1985, as amended (incorporated by reference to Exhibit 3(a) to Sysco’s Annual Report on Form 10-K for the fiscal year ended June 28, 1997).

4.2	Certificate of Amendment of Certificate of Incorporation dated November 9, 1999 (incorporated by reference to Exhibit 3(d) to Sysco’s Quarterly Report on Form 10-Q for the quarter ended January 1, 2000).

4.3	Certificate of Amendment to Restated Certificate of Incorporation dated December 9, 2003 (incorporated by reference to Exhibit 3(e) to Sysco’s Quarterly Report on Form 10-Q for the quarter ended December 27, 2003).

4.4	Form of Amended Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3(c) to Sysco’s Annual Report on Form 10-K for the fiscal year ended June 29, 1996).

4.5	Amended and Restated Bylaws of Sysco Corporation dated November 16, 2011 (incorporated by reference to Exhibit 3.5 to Sysco’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011).

5.1*	Opinion of Arnall Golden Gregory LLP regarding legality of securities being registered

15.1*	Letter from Ernst & Young LLP re: Unaudited Financial Statements

23.1*	Consent of Arnall Golden Gregory LLP (included as part of Exhibit 5.1 hereto)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature page).

99.1*	Sysco Corporation 2013 Long-Term Incentive Plan

*	Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange

Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 15, 2013.

SYSCO CORPORATION

By:	/s/ William J. DeLaney
William J. DeLaney President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. DeLaney and Russell T. Libby and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE, FINANCIAL & ACCOUNTING OFFICERS AND DIRECTORS:

Signature	Title	Date

/s/ William J. DeLaney	President, Chief Executive Officer	November 15, 2013
William J. DeLaney	and Director (Principal Executive Officer)

/s/ Robert C. Kreidler	Executive Vice President and Chief	November 15, 2013
Robert C. Kreidler	Financial Officer (Principal Financial Officer)

/s/ G. Mitchell Elmer	Senior Vice President, Controller	November 15, 2013
G. Mitchell Elmer	and Chief Accounting Officer (Principal Accounting Officer)

/s/ John M. Cassaday	Director	November 15, 2013
John M. Cassaday

/s/ Judith B. Craven	Director	November 15, 2013
Judith B. Craven

/s/ Larry C. Glasscock	Director	November 15, 2013
Larry C. Glasscock

/s/ Jonathan Golden	Director	November 15, 2013
Jonathan Golden

/s/ Joseph A. Hafner, Jr.	Director	November 15, 2013
Joseph A. Hafner, Jr.

/s/ Hans-Joachim Koerber	Director	November 15, 2013
Hans-Joachim Koerber

/s/ Nancy S. Newcomb	Director	November 15, 2013
Nancy S. Newcomb

/s/ Richard G. Tilghman	Director	November 15, 2013
Richard G. Tilghman

/s/ Jackie M. Ward	Director	November 15, 2013
Jackie M. Ward

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation dated April 29, 1985, as amended (incorporated by reference to Exhibit 3(a) to Sysco’s Annual Report on Form 10-K for the fiscal year ended June 28, 1997).

4.2	Certificate of Amendment of Certificate of Incorporation dated November 9, 1999 (incorporated by reference to Exhibit 3(d) to Sysco’s Quarterly Report on Form 10-Q for the quarter ended January 1, 2000).

4.3	Certificate of Amendment to Restated Certificate of Incorporation dated December 9, 2003 (incorporated by reference to Exhibit 3(e) to Sysco’s Quarterly Report on Form 10-Q for the quarter ended December 27, 2003).

4.4	Form of Amended Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3(c) to Sysco’s Annual Report on Form 10-K for the fiscal year ended June 29, 1996).

4.5	Amended and Restated Bylaws of Sysco Corporation dated November 16, 2011 (incorporated by reference to Exhibit 3.5 to Sysco’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011).

5.1*	Opinion of Arnall Golden Gregory LLP regarding legality of securities being registered

15.1*	Letter from Ernst & Young LLP re: Unaudited Financial Statements

23.1*	Consent of Arnall Golden Gregory LLP (included as part of Exhibit 5.1 hereto)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature page).

99.1*	Sysco Corporation 2013 Long-Term Incentive Plan

*	Filed herewith.